EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 12, 2007, relating to the consolidated financial statements and the consolidated financial statement schedules of Office Depot, Inc. and subsidiaries, and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Office Depot, Inc. and subsidiaries for the year ended December 30, 2006.

/s/DELOITTE & TOUCHE LLP
Fort Lauderdale, Florida
July 25, 2007